Exhibit 23.1

CONSENT OF MCGLADREY & PULLEN, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Nanophase Technologies Corporation and to the incorporation by reference therein of our report dated January 31, 2003, except for the last paragraph of Note 17, for which the date is March 17, 2003, with respect to the financial statements and schedule of Nanophase Technologies Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Chicago, Illinois

January 20, 2004

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP